Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports First Quarter EPS of $3.20
•Net earnings of $1.0 billion, or $3.20 per diluted share, compared to net earnings of $398.5 million, or $1.27 per diluted share – both up over 150%
◦Excluding the pretax gain of $469.7 million ($358.7 million after tax) related to the mark to market of a strategic investment that went public, EPS would have been $2.04 per diluted share
•Deliveries of 12,314 homes – up 19%
•New orders of 15,570 homes – up 26%; new orders dollar value of $6.5 billion – up 31%
•Backlog of 22,077 homes – up 25%; backlog dollar value of $9.5 billion – up 32%
•Revenues of $5.3 billion – up 18%
•Homebuilding net margins of $824.8 million, compared to $474.3 million
◦Gross margin on home sales of 25.0%, compared to 20.5%
◦S,G&A expenses as a % of revenues from home sales of 8.4%, compared to 9.2%
◦Net margin on home sales of 16.6%, compared to 11.4%
•Financial Services operating earnings of $146.2 million, compared to $58.2 million
•Multifamily operating loss of $0.9 million, compared to operating earnings of $1.8 million
•Lennar Other operating earnings of $471.3 million (including $469.7 million gain related to a strategic investment that went public), compared to $0.9 million
•Homebuilding cash and cash equivalents of $2.4 billion
•No borrowings under the Company's $2.5 billion revolving credit facility
•Homebuilding debt to total capital of 24.0%, compared to 33.6%
•Controlled homesites as a percentage of total owned and controlled homesites increased to 45%, compared to 31%
(more)

2-2-2
Miami, March 16, 2021 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its first quarter ended February 28, 2021. First quarter net earnings attributable to Lennar in 2021 were $1.0 billion, or $3.20 per diluted share, compared to first quarter net earnings attributable to Lennar in 2020 of $398.5 million, or $1.27 per diluted share.
Stuart Miller, Executive Chairman of Lennar, said, “We are pleased to announce our results for the first quarter of 2021 which were driven by both operational excellence as well as an extraordinary contribution from one of our technology investments.”
“We achieved net earnings of just over $1.0 billion, or $3.20 per diluted share, compared to $398.5 million, or $1.27 per diluted share in the prior year. Overall, we continue to see improvement in our bottom line and returns, driven by consistent strategies that have continued to work for our company.”
“In spite of a recent uptick in interest rates, the housing market remains very strong across the country. A combination of still low interest rates, strong personal savings rates during the pandemic, strong stimulus from the government, and solid household formation continue to drive demand, while the housing shortage driven by 10 years of production shortfall, defines a constrained supply. This combination indicates a sustained strong housing market with pricing power keeping pace with cost increases.”
“Our first quarter results benefited from continued robust market conditions, combined with the exceptional performance of our core homebuilding and financial services businesses. Our first quarter homebuilding gross margin of 25.0%, a 450 basis point improvement over the prior year, was partly driven by our strategy of matching sales pace with production pace and keeping price increases in step with cost increases. Both homebuilding and financial services operations have continued to benefit from our strategic technology investments which have materially driven improvements in both segments. Our homebuilding SG&A was a historic first quarter low of 8.4% vs 9.2% last year and reflects continued improvement as we incorporate technology driven innovation across our platform. In financial services we have continued to drive performance through technology advancements to improve our bottom line.”
Mr. Miller continued, “In our first quarter we also saw the upside embedded in some of our technology investments. We are not only improving our core business by incorporating these technologies, but we also benefit from the economic upside of our investments in exceptional innovators. Our well-documented Opendoor investment (NYSE: OPEN) went public in the first quarter and drove $470 million of profit as the public markets joined us in understanding the innovative potential that Opendoor pioneered in the iBuyer space. Although the now public stock price may go up and down over time, we remain long-term investors in order to help evolve our business strategy and drive associated benefits to the Lennar operating platform. In addition, two other technology-driven companies in which we have investments have announced agreements to merge with publicly traded special purpose acquisition companies.”
“We ended the quarter with $2.4 billion in cash and no borrowings on our revolver. During the quarter, we began to repurchase a small amount of stock, and ended the quarter with a homebuilding debt to capital of 24.0%, an all-time low.”
Rick Beckwitt, Co-Chief Executive Officer and Co-President of Lennar, said, “During the quarter, our homebuilding machine continued to accelerate production, with starts in the quarter up 26% over the prior year, thereby positioning our company for growth through the year. New home sales were strong in all of our major

3-3-3
markets and increased 26% year over year. We continued our previously stated strategy of improving our controlled homesite percentage which increased by 1,400 basis points year over year and 600 basis points sequentially to end the first quarter at 45%, while reducing our years owned supply of homesites to 3.4 years from 4.0 years year over year and from 3.5 years sequentially.”
Jon Jaffe, Co-Chief Executive Officer and Co-President of Lennar, said, “We have been and continue to be very focused on production costs and cycle times as the homebuilding industry ramps up to meet growing demand. Our focus on our trade partner relationships together with our size and scale have enabled us to maintain consistent production while we match cost increases with pricing power to maintain margin in the first quarter. Lennar is also uniquely positioned with our production-oriented Everything’s Included® business model to navigate the industry supply challenges.”
Mr. Miller concluded, “The housing market has proven to be resilient in the current environment and we expect it to continue to be a significant driver in the recovery of the overall economy. As we look ahead to our second quarter, we expect to deliver approximately 14,200 - 14,400 homes while we expect homebuilding margins to remain at 25.0% despite rising material and labor costs. With an excellent balance sheet and continued execution of our core operating strategies, we are extremely well positioned for an even stronger 2021 as the year progresses.”

4-4-4
RESULTS OF OPERATIONS
THREE MONTHS ENDED FEBRUARY 28, 2021 COMPARED TO
THREE MONTHS ENDED FEBRUARY 29, 2020
Homebuilding
Revenues from home sales increased 18% in the first quarter of 2021 to $4.9 billion from $4.1 billion in the first quarter of 2020. Revenues were higher primarily due to a 19% increase in the number of home deliveries, excluding unconsolidated entities. New home deliveries, excluding unconsolidated entities, increased to 12,302 homes in the first quarter of 2021 from 10,313 homes in the first quarter of 2020. The average sales price of homes delivered was $398,000 in the first quarter of 2021, compared to $402,000 in the first quarter of 2020.
Gross margin on home sales were $1.2 billion, or 25.0%, in the first quarter of 2021, compared to $849.0 million, or 20.5%, in the first quarter of 2020. The gross margin percentage on home sales increased primarily driven by pricing power as we have been able to increase revenue per square foot, as well as lower interest expense per home delivered as result of paydowns of senior notes in the past two years and lower field expense as a percentage of home sales revenue due to increased volume.
Selling, general and administrative expenses were $410.2 million in the first quarter of 2021, compared to $378.9 million in the first quarter of 2020. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 8.4% in the first quarter of 2021, from 9.2% in the first quarter of 2020. This was the lowest percentage for a first quarter in the Company's history primarily due to the Company focus on improving its operating leverage combined with the benefits of the Company's technology efforts.
Financial Services
Operating earnings for the Financial Services segment were $146.2 million in the first quarter of 2021, compared to $58.2 million in the first quarter of 2020 (which included $47.3 million of operating earnings and an add back of $10.9 million of net loss attributable to noncontrolling interests). Operating earnings increased primarily due to the improvement in the mortgage business as a result of an increase in volume and margin and improvement in the title business as a result of an increase in volume.
Other Ancillary Businesses
Operating loss for the Multifamily segment was $0.9 million in the first quarter of 2021, compared to operating earnings of $1.8 million in the first quarter of 2020.
Operating earnings for the Lennar Other segment were $471.3 million in the first quarter of 2021, compared to $0.9 million in the first quarter of 2020. In the first quarter of 2021, the Company recognized a gain of $469.7 million related to a strategic investment, Opendoor, which began trading on the Nasdaq stock market in December 2020. The gain relates to the mark to market of our share holdings in the public entity. Two other technology driven

5-5-5
companies in which we have investments have announced agreements to merge with publicly traded special purpose acquisition companies.
Share Repurchases
During the first quarter of 2021, the Company repurchased a total of 510,000 shares of its Class A common stock for $43.1 million at an average per share price of $84.51.
Liquidity
At February 28, 2021, the Company had $2.4 billion of Homebuilding cash and cash equivalents and no borrowings under its $2.5 billion revolving credit facility, thereby providing $4.9 billion of available capacity.
2021 Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the second quarter of 2021:

New Orders	16,500 - 16,700
Deliveries	14,200 - 14,400
Average Sales Price	$405,000
Gross Margin % on Home Sales	25.0%
S,G&A as a % of Home Sales	7.9% - 8.0%
Financial Services Operating Earnings	$100 million - $105 million
The following are the Company's expected results of its homebuilding and financial services activities for fiscal year 2021:

Deliveries	62,000 - 64,000
Average Sales Price	$400,000
Gross Margin % on Home Sales	25.0%
S,G&A as a % of Home Sales	7.6% - 7.8%
Financial Services Operating Earnings	$445 million - $460 million

6-6-6
About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements relating to the homebuilding market and other markets in which we participate. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include the potential negative impact to our business of the ongoing coronavirus (COVID-19) pandemic; slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities; increases in operating costs, including costs related to construction materials, labor, real estate taxes and insurance, which exceed our ability to increase prices, both in our Homebuilding and Multifamily businesses; reduced availability of mortgage financing or increased interest rates; decreased demand for our homes or Multifamily rental apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies, including our land lighter strategy; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; unfavorable losses in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2020. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s first quarter earnings will be held at 11:00 a.m. Eastern Time on Wednesday, March 17, 2021. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3026 and entering 5723593 as the confirmation number.
###

7-7-7
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	February 28,	February 29,
	2021	2020
Revenues:
Homebuilding	$4,943,056	4,172,116
Financial Services	244,069	198,661
Multifamily	131,443	132,617
Lennar Other	6,900	1,943
Total revenues	$5,325,468	4,505,337

Homebuilding operating earnings	$833,180	460,398
Financial Services operating earnings	146,207	47,317
Multifamily operating earnings (loss)	(874)	1,785
Lennar Other operating earnings	471,346	899
Corporate general and administrative expenses	(110,531)	(82,634)
Charitable foundation contribution	(12,314)	(4,213)
Earnings before income taxes	1,327,014	423,552
Provision for income taxes	(310,105)	(32,329)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	1,016,909	391,223
Less: Net earnings (loss) attributable to noncontrolling interests	15,540	(7,229)
Net earnings attributable to Lennar	$1,001,369	398,452

Average shares outstanding:
Basic	309,020	311,213
Diluted	309,020	311,215

Earnings per share:
Basic	$3.20	1.27
Diluted	$3.20	1.27

Supplemental information:
Interest incurred (1)	$71,064	93,291

EBIT (2):
Net earnings attributable to Lennar	$1,001,369	398,452
Provision for income taxes	310,105	32,329
Interest expense included in:
Costs of homes sold	74,947	72,823
Costs of land sold	559	197
Homebuilding other expense, net	4,931	5,934
Total interest expense	80,437	78,954
EBIT	$1,391,911	509,735
(1)Amount represents interest incurred related to homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

8-8-8
LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended
	February 28,	February 29,
	2021	2020
Homebuilding revenues:
Sales of homes	$4,890,914	4,140,767
Sales of land	47,643	26,867
Other homebuilding	4,499	4,482
Total homebuilding revenues	4,943,056	4,172,116

Homebuilding costs and expenses:
Costs of homes sold	3,666,862	3,291,779
Costs of land sold	41,188	27,135
Selling, general and administrative	410,236	378,892
Total homebuilding costs and expenses	4,118,286	3,697,806
Homebuilding net margins	824,770	474,310
Homebuilding equity in loss from unconsolidated entities	(4,565)	(4,546)
Homebuilding other income (expense), net	12,975	(9,366)
Homebuilding operating earnings	$833,180	460,398

Financial Services revenues	$244,069	198,661
Financial Services costs and expenses	97,862	151,344
Financial Services operating earnings	$146,207	47,317

Multifamily revenues	$131,443	132,617
Multifamily costs and expenses	131,049	137,348
Multifamily equity in earnings (loss) from unconsolidated entities and other gain	(1,268)	6,516
Multifamily operating earnings (loss)	$(874)	1,785

Lennar Other revenues	$6,900	1,943
Lennar Other costs and expenses	4,252	2,574
Lennar Other equity in earnings (loss) from unconsolidated entities and other income (expense), net	(1,047)	1,530
Lennar Other unrealized gain	469,745	—
Lennar Other operating earnings	$471,346	899

9-9-9
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, New Jersey, Pennsylvania and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	For the Three Months Ended
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Deliveries:	Homes		Dollar Value		Average Sales Price
East	3,920	3,388	$1,351,301	1,153,715	$345,000	341,000
Central	2,419	2,043	926,438	786,698	383,000	385,000
Texas	2,349	1,577	636,411	463,796	271,000	294,000
West	3,622	3,304	1,976,808	1,731,514	546,000	524,000
Other	4	9	3,647	8,039	912,000	893,000
Total	12,314	10,321	$4,894,605	4,143,762	$397,000	401,000
Of the total homes delivered listed above, 12 homes with a dollar value of $3.7 million and an average sales price of $308,000 represent home deliveries from unconsolidated entities for the three months ended February 28, 2021, compared to eight home deliveries with a dollar value of $3.0 million and an average sales price of $374,000 for the three months ended February 29, 2020.

	At		For the Three Months Ended
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	340	344	4,814	3,731	$1,700,112	1,274,353	$353,000	342,000
Central	274	323	3,326	2,667	1,333,626	1,018,443	401,000	382,000
Texas	218	236	2,775	1,999	812,169	573,079	293,000	287,000
West	327	352	4,652	3,965	2,692,395	2,125,632	579,000	536,000
Other	3	3	3	14	2,974	13,581	991,000	970,000
Total	1,162	1,258	15,570	12,376	$6,541,276	5,005,088	$420,000	404,000
Of the total new orders listed above, 35 homes with a dollar value of $11.6 million and an average sales price of $332,000 represent new orders in four active communities from unconsolidated entities for the three months ended February 28, 2021, compared to 26 new orders with a dollar value of $8.1 million and an average sales price of $310,000 in five active communities for the three months ended February 29, 2020.

	At
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Backlog:	Homes		Dollar Value		Average Sales Price
East	6,907	6,033	$2,659,746	2,147,007	$385,000	356,000
Central	5,278	3,774	2,169,360	1,475,711	411,000	391,000
Texas	3,249	2,592	1,000,342	822,620	308,000	317,000
West	6,642	5,219	3,629,018	2,702,535	546,000	518,000
Other	1	14	1,175	13,995	1,175,000	1,000,000
Total	22,077	17,632	$9,459,641	7,161,868	$428,000	406,000
Of the total homes in backlog listed above, 61 homes with a backlog dollar value of $19.4 million and an average sales price of $318,000 represent the backlog from unconsolidated entities at February 28, 2021, compared to 49 homes with a backlog dollar value of $15.2 million and an average sales price of $311,000 at February 29, 2020.

10-10-10
LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	February 28,	November 30,
	2021	2020
ASSETS
Homebuilding:
Cash and cash equivalents	$2,421,411	2,703,986
Restricted cash	17,878	15,211
Receivables, net	300,134	298,671
Inventories:
Finished homes and construction in progress	9,320,283	8,593,399
Land and land under development	7,564,900	7,495,262
Consolidated inventory not owned	807,759	836,567
Total inventories	17,692,942	16,925,228
Investments in unconsolidated entities	1,077,353	953,177
Goodwill	3,442,359	3,442,359
Other assets	1,162,564	1,190,793
	26,114,641	25,529,425
Financial Services	2,217,551	2,708,118
Multifamily	1,183,720	1,175,908
Lennar Other	1,036,068	521,726
Total assets	$30,551,980	29,935,177

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,037,266	1,037,338
Liabilities related to consolidated inventory not owned	671,235	706,691
Senior notes and other debts payable, net	5,976,168	5,955,758
Other liabilities	2,459,332	2,225,864
	10,144,001	9,925,651
Financial Services	1,113,083	1,644,248
Multifamily	235,651	252,911
Lennar Other	41,794	12,966
Total liabilities	11,534,529	11,835,776
Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	30,047	29,894
Class B common stock of $0.10 par value	3,944	3,944
Additional paid-in capital	8,724,192	8,676,056
Retained earnings	11,488,520	10,564,994
Treasury stock	(1,348,710)	(1,279,227)
Accumulated other comprehensive loss	(1,747)	(805)
Total stockholders’ equity	18,896,246	17,994,856
Noncontrolling interests	121,205	104,545
Total equity	19,017,451	18,099,401
Total liabilities and equity	$30,551,980	29,935,177

11-11-11

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	February 28,	November 30,	February 29,
	2021	2020	2020
Homebuilding debt	$5,976,168	5,955,758	8,115,498
Stockholders' equity	18,896,246	17,994,856	16,044,599
Total capital	$24,872,414	23,950,614	24,160,097
Homebuilding debt to total capital	24.0%	24.9%	33.6%

Homebuilding debt	$5,976,168	5,955,758	8,115,498
Less: Homebuilding cash and cash equivalents	2,421,411	2,703,986	784,950
Net homebuilding debt	$3,554,757	3,251,772	7,330,548
Net homebuilding debt to total capital (1)	15.8%	15.3%	31.4%

(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.